As filed with the Securities and Exchange Commission on August 1, 2023

Registration No. 333-261515

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Reunion Neuroscience Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada	8000, 2834, 2833	N/A
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

30 Duncan Street, Suite 401 Toronto, ON, Canada M5V 2C3 1-833-222-0084
(Address and telephone number of Registrant’s principal executive offices)

Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, NJ 08540 1-609-919-6600
(Name, address, including zip code, and telephone number, including area code, of agent for service in the United States)
Approximate date of commencement of proposed sale to the public: Not Applicable Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐ at some future date (check the appropriate box below).

1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

EXPLANATORY NOTE REGARDING DEREGISTRATION

This post-effective amendment relates to Registration Statement No. 333-261515 filed December 7, 2021 (the “Registration Statement”) by Reunion Neuroscience Inc. (f/k/a Field Trip Health Ltd.) (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) pertaining to the offering by the Registrant of such indeterminate number of common shares, warrants, preferred shares, subscription receipts or debt securities of the Registrant, and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively had an aggregate initial offering price that did not exceed US $117,075,000.

On August 1, 2023, as a result of the completion of the transactions contemplated by the Arrangement Agreement, dated as of May 31, 2023, by and among the Registrant, 20231089 Parent, Inc. (the “Parent”), and the Parent’s wholly owned subsidiary, the Registrant was acquired by Parent. In connection therewith, on August 1, 2023, the Nasdaq Global Select Market filed a Form 25-NSE to report the delisting of the Registrant’s common shares from the Nasdaq Global Select Market and to deregister the Registrant’s common shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Registrant intends to file a Form 15 with the SEC, requesting suspension of reporting obligations under Section 13 and 15(d) of the Exchange Act following the date hereof.

In connection with the foregoing, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking contained in the Registration Statement to remove from registration by means of this post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of its securities registered but unsold under the Registration Statement as at the date hereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this post-effective amendment on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario on August 1, 2023.

REUNION NEUROSCIENCE INC.
(Registrant)

By	/s/ Gregory Mayes
Gregory Mayes
President and Chief Executive Officer

No other person is required to sign this post-effective amendment to the registration statements in reliance on Rule 478 of the Securities Act of 1933, as amended.